UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/12/2009

Tower Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34277

Pennsylvania	25-1445946
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

112 Market Street, Harrisburg, Pennsylvania 17101
(Address of principal executive offices, including zip code)

(717) 231-2700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 12, 2009, Tower Bancorp, Inc. (NASDAQ: TOBC) (the "Company") accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $9.0 million of subordinated notes (the "Notes"), on a private placement basis, to four accredited investors. The investors included Frederic M. Frederick who is a director of the Company and who purchased $500,000 in principal amount of the Notes. The Notes bear interest, payable on the 15th of January, April, July and October of each year, at a fixed interest rate of 9.0% per year. The Notes have a term of approximately five years, and have a maturity date of July 1, 2014. The Notes may be redeemed at the option of the Company, in whole or in part, at any time, without penalty or premium, subject to any required regulatory approvals.

The payment of the principal on the Notes may only be accelerated upon the occurrence of certain bankruptcy or receivership related events relating to the Company or a major bank subsidiary of the Company, in which case, upon demand of the holders of a majority of the aggregate principal amount of the outstanding Notes, the principal of all of the Notes shall become due and payable, subject to the receipt of any and all required regulatory approvals.

The Notes are intended to qualify as Tier 2 capital for regulatory purposes, to the extent permitted. It is expected that in accordance with applicable regulatory treatment one-fifth of the original principal amount of the Notes will be excluded each year from Tier 2 capital during the last five years prior to maturity.

The Company expects to contribute most of the net proceeds from the sale of the Notes to the Company's wholly-owned subsidiary, Graystone Tower Bank, as equity capital to support the Bank's continued growth, including ongoing lending activities in its local markets.

This description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note which is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

        Exhibit No.                Description

4.1                        Form of Subordinated Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Bancorp, Inc.

Date: June 12, 2009	By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-4.1	Form of Subordinated Note